EXHIBIT 4.1

                                   RESOLUTIONS

         RESOLVED, that in consideration for the consulting services provided to the Company by Leonard Klarich, a director of the Company, for the period of March 1, 1996 through May 31, 1996, which such services included assisting Edward Kelly, President of the Company, in marketing and distribution matters, the Company grants Leonard Klarich an option to acquire 1,000,000 shares of the Company's common stock to be registered in a registration statement on Form S-8 to be filed with the Securities and Exchange Commission ("SEC") promptly after the Company becomes current in all of its filing obligations under the Securities Exchange Act of 1934 (the "Exchange Act"). Such option is exercisable at any time and from time to time, in whole or in part, at an exercise price of $.05 per share for aggregate gross proceeds to the Company of $50,000.

RESOLVED, that pursuant to the terms of that certain business consulting agreement dated May 23, 1996 by and between the Company and LBI Group, Inc. to provide consulting services which include managerial, marketing and sales requirements services, reviewing, analyzing and reporting on proposed business opportunities and strategic corporate planning on an on-going basis, the Company grants to each of Paul Lovito, Herbert Tabin, Matthew Lovito, Marc Lovito, Robert Solarchik and Karry Thompson, each employed by LBI, an option to purchase an aggregate of 4,000,000 shares of common stock comprised of 1,700,000, 1,300,000, 350,000, 250,000, 200,000 and 200,000 shares, respectively, to be registered on a registration statement on Form S-8 promptly after the Company becomes current in its filings under the Exchange Act. Such options shall be exercisable at any time and from time to time, in whole or in part, at an exercise price of $.05 per share for aggregate gross proceeds to the Company of $200,000.

         RESOLVED, that 620,406 shares of common stock acquired by Robert Portman and his assigns for consulting services provided by Portman and his affiliated companies, HoppBrook Consulting and C&M Advertising, shall be returned to the Company's transfer agent for cancellation and return to treasury, and shall be reissued to Portman in the same amount upon the effectiveness of a registration statement on Form S-8 filed with the SEC promptly after the Company becomes current in its filing obligations under the Exchange Act. The registration of these shares on behalf of Portman shall be pursuant to and in consideration of the settlement agreement only if entered into between the Company and Edward C. Kelly and Portman and related parties currently pending in Superior Court of New Jersey, Law Division, Monmouth County, Docket Number MON-L-234-96.